EXHIBIT 95

Mine Safety and Health Administration Safety Data

We believe that Arch Resources, Inc. (“Arch Resources”) is one of the safest coal mining companies in the world.  Safety is a core value at Arch Resources and at our subsidiary operations.  We have in place a comprehensive safety program that includes extensive health & safety training for all employees, site inspections, emergency response preparedness, crisis communications training, incident investigation, regulatory compliance training and process auditing, as well as an open dialogue between all levels of employees.  The goals of our processes are to eliminate exposure to hazards in the workplace, ensure that we comply with all mine safety regulations, and support regulatory and industry efforts to improve the health and safety of our employees along with the industry as a whole.

The operation of our mines is subject to regulation by the Federal Mine Safety and Health Administration (MSHA) under the Federal Mine Safety and Health Act of 1977 (Mine Act).  MSHA inspects our mines on a regular basis and issues various citations, orders and violations when it believes a violation has occurred under the Mine Act.  We present information below regarding certain mining safety and health violations, orders and citations, issued by MSHA and related assessments and legal actions and mine-related fatalities with respect to our coal mining operations.  In evaluating the above information regarding mine safety and health, investors should take into account factors such as: (i) the number of citations and orders will vary depending on the size of a coal mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process are often reduced in severity and amount, and are sometimes dismissed or vacated.

The table below sets forth for the twelve months ended December 31, 2020 for each active MSHA identification number of Arch Resources and its subsidiaries, the total number of: (i) violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Act for which the operator received a citation from MSHA; (ii) orders issued under section 104(b) of the Mine Act; (iii) citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act; (iv) flagrant violations under section 110(b)(2) of the Mine Act; (v) imminent danger orders issued under section 107(a) of the Mine Act; (vi) proposed assessments from MHSA (regardless of whether Arch Resources has challenged or appealed the assessment); (vii) mining-related fatalities; (viii) notices from MSHA of a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under section 104(e) of the Mine Act; (ix) notices from MSHA regarding the potential to have a pattern of violations as referenced in (viii) above; and (x) pending legal actions before the Federal Mine Safety and Health Review Commission (as of December 31, 2020) involving such coal or other mine, as well as the aggregate number of legal actions instituted and the aggregate number of legal actions resolved during the reporting period.

/ MSHA Identification Number								Yes/No)	Yes/No)	egal Actions Initiated During Period
Mine or Operating Name / MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed (in thousands) ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (Yes/No)	Received Notice of Potential to Have Pattern of Violations Under Section 104(e) (Yes/No)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)	Legal Actions Pending as of Last Day of Period(1) (#)
Active Operations
Vindex Wolf Den Run / 18-00790	—	—	—	—	—	—	—	No	No	—	—	—
Beckley Pocahontas Mine / 46-05252	36	—	—	—	1	155.9	—	No	No	9	8	1
Beckley Pocahontas Plant / 46-09216	1	—	—	—	—	.86	—	No	No	—	—	—
Sentinel Mine / 46-04168	117	—	4	—	—	333.5	—	No	No	3	2	1
Sentinel Prep Plant / 46-08777	1	—	—	—	—	.5	—	No	No	—	—	—
Mingo Logan Mountaineer II / 46-09029	72	4	—	—	—	247.4	—	No	No	11	9	5
Mingo Logan Cardinal Prep Plant / 46-09046	7	—	—	—	—	4.0	—	No	No	—	—	—
Mingo Logan Daniel Hollow / 46-09047	—	—	—	—	—	—	—	No	No	—	—	—
Leer #1 Mine / 46-09192	18	—	—	—	—	58.9	—	No	No	9	10	1
Arch of Wyoming Elk Mountain / 48-01694	—	—	—	—	—	—	—	No	No	—	—	—
Black Thunder / 48-00977	1	—	—	—	—	4.8	—	No	No	—	—	—
Coal Creek / 48-01215	—	—	—	—	—	1.0	—	No	No	—	—	—
West Elk Mine / 05-03672	16	—	—	—	—	61.5	—	No	No	—	1	—
Viper Mine / 11-02664	21	—	—	—	—	89.7	—	No	No	2	2	—
Leer #1 Prep Plant / 46-09191	—	—	—	—	—	.37	—	No	No	—	—	—
Wolf Run Mining – Sawmill Run Prep Plant / 46-05544	—	—	—	—	—	—	—	No	No	—	—	—
Vindex Dobbin Ridge Prep Plant / 04607837	—	—	—	—	—	—	—	No	No	—	—	—
Wolf Run – Upshur Complex / 04605823	—	—	—	—	—	—	—	No	No	—	—	—
Birch River Mine / 04607945	—	—	—	—	—	.37	—	No	No	—	—	—
Wolf Run Mining – Imperial / 46-09115	—	—	—	—	—	—	—	No	No	—	—	—

(1)	See table below for additional details regarding Legal Actions Pending as of December 31, 2020

Mine or Operating Name/MSHA Identification Number	Contests of Citations, Orders (as of December 31, 2020)	Contests of Proposed Penalties (as of December 31, 2020)	Complaints for Compensation (as of December 31, 2020)	Complaints of Discharge, Discrimination or Interference (as of December 31, 2020)	Applications for Temporary Relief (as of December 31, 2020)	Appeals of Judges’ Decisions or Orders (as of December 31, 2020)
Beckley Pocahontas Mine / 46-05252	—	1	—	—	—	—
Mingo Logan Mountaineer II / 46-09029	—	5	—	—	—	—
Leer #1 / 46-09192	—	1	—	—	—	—
ICG Illionois / Viper / 11-02664	—	2	—	—	—	—
Wolf Run Mining / Sentinel / 46-04168		3	—	—	—	—